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EXHIBIT IX

PRESS RELEASE
May 22, 2003

OCR — share options

Board members subscribing for share options

Stavanger, Norway -

With reference to the new share option scheme approved by the Annual General Meeting on May 16th 2003, each of the Board members Morten Borge, Roy Mosvold, Jon Aisbitt and J. Frithjof Skouverøe have confirmed purchase of designated Class E options to subscribe 800.000 shares with strike price NOK 1.50 for a total consideration from each such Board member of USD 30.000.

Options to the Executive Chairman and members of Management will be announced when the Board has approved distribution of such options.

NOTE: This press release contains forward-looking statements (within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended) which reflect the Company’s current views with respect to certain future events and financial performance. Actual events or results may differ materially from those projected or implied in such forward-looking statements. The following important factors, among other, could cause actual results to differ materially from those projected or implied in any forward-looking statements: (i) the limited operations and operating history of the Company; (ii) the failure of the Bingo 9000 design to perform satisfactorily or the Company’s failure to adequately protect the proprietary nature of the Bingo 9000 design; (iii) the Company’s significant leverage or inability to generate sufficient cash-flow to meet its debt service requirements; (iv) the Company’s inability to meet any future capital requirements; (v) the Company’s inability to respond to technological changes; (vi) the impact of changed conditions in the oil and gas industry; (vii) the occurrence of any accidents involving the Company or its assets; (viii) changes in governmental regulations, particularly with respect to environmental matters; (ix) increased competition or the entry of new competitors into the Company’s markets; and (x) unforeseen occurrences in any of the areas in which the Company may conduct its operations, such as war, expropriation, nationalization, renegotiation or nullification of existing licenses or treaties, taxation and resource development policies, foreign exchange restrictions, changing political conditions and other risks relating to foreign governmental sovereignty over certain areas in which the Company will conduct operations. Due to such uncertainties and risks, investors are cautioned not to place undue reliance upon such forward-looking statements. Reference should be made to the Company’s filings with the United States Securities and Exchange Commission.

For further information, please contact
Kai Solberg-Hansen, Managing Director,
or Senior Vice President Finance Christian Mowinckel,
tel: +47 51 96 90 00.

Stavanger, May 22nd 2003
Ocean Rig ASA

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